[C&C Letterhead]

October 25, 2018

RiverNorth Opportunistic Municipal Income Fund, Inc.

325 North LaSalle Street, Suite 645

Chicago, Illinois 60654

Re:	RiverNorth Opportunistic Municipal Income Fund, Inc.

Ladies and Gentlemen:

We have acted as counsel for RiverNorth Opportunistic Municipal Income Fund, Inc. (the “Fund”) (i) in connection with the registration under the Securities Act of 1933, as amended (the “Act”), of certain of its common stock (the “Shares”) covered by Registration Statement No. 333-226273 on Form N-2 (the “Basic Registration Statement”) and (ii) in connection with the registration under the Act of certain of its common stock (the “462(b) Shares”) covered by the Registration Statement on Form N-2 filed pursuant to Rule 462(b) under the Act (such registration statement, at the time it became effective, being referred to herein as the “462(b) Registration Statement” and, together with the Basic Registration Statement, the “Registration Statement”).

In this connection we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate and other records, certificates and other papers as we deemed it necessary to examine for the purpose of this opinion, including the articles of incorporation and by-laws of the Fund, actions of the board of directors of the Fund authorizing the issuance of shares of the Fund and the Registration Statement.

We assume that, upon sale of the 462(b) Shares, the Fund will receive the authorized consideration therefor, which will at least equal the net asset value of the 462(b) Shares.

Based upon the foregoing, we are of the opinion that, when the 462(b) Shares are issued and sold after the 462(b) Registration Statement has been declared effective and the authorized consideration therefor is received by the Fund, they will be legally issued, fully paid and nonassessable by the Fund.

In rendering the foregoing opinion, we have relied upon the opinion of Shapiro Sher Guinot & Sandler, P.A. expressed in their letter to us dated October 25, 2018.

We consent to the filing of this opinion as an exhibit to the 462(b) Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under section 7 of the Act.

Very truly yours,

/s/ Chapman and Cutler LLP